RMBS NEW ISSUE - GBP[4,749.4]MM GRANITE 06-3  **PRICE TALK**
ORIGINATOR:      NORTHERN ROCK
SYNDICATE:       CITI, LEHMAN, UBS
                 AAA $ COs - BAR/JPM/ML/MS.  AAA EUR/GBP COs -
                 BAR/CS/DB/ING/JPM/ML/MS

TIMING:          EXPECTED LAUNCH/PRICE - WEEK OF THE 11TH OF SEPTEMBER

CL   SIZE(MM)                        MDY/S&P/F        WAL       LFM          BENCH  TALK
A1   $[1,000.0]                      [Aaa/AAA/AAA]    [0.97]    [DEC 2030]   1M $ L + 2a
A4*  $[1,000.0]                      [Aaa/AAA/AAA]    [0.92]    [DEC 2054]   1M $ L - 2-3
A2   EUR[830.0]                      [Aaa/AAA/AAA]    [1.03]    [DEC 2030]   3M EUR L + 4a
B1   $[70.0]                         [Aa3/AA /AA]     [2.09]    [DEC 2054]   3M $ L + 8-9
M1   $[60.0]                         [A2/A/A]         [2.09]    [DEC 2054]   3M $ L + 18-19
A3   $[1,350.0]                      [Aaa/AAA/AAA]    [2.81]    [DEC 2054]   3M $ L + 4-5
A5   EUR[1,000.0]                    [Aaa/AAA/AAA]    [5.65]    [DEC 2054]   3M EUR L + 10-11
A6   GBP[700.0]                      [Aaa/AAA/AAA]    [5.65]    [DEC 2054]   3M GBP L + 10-11
A7   $[1,250.0]                      [Aaa/AAA/AAA]    [5.65]    [DEC 2054]   3M $ L + 10-11
B2   $ \
B3   (euro) - (pound) [93.0]eq.      [Aa3/AA/AA]      [6.09]    [DEC 2054]   3M $/(euro)/(pound) L + m/h teens
B4   (pound) /
M2   $ \
M3   (euro) - (pound) [93.0]eq.      [A2/A/A]         [6.09]    [DEC 2054]   3M $/(euro)/(pound) L + m/h 20s
M4   (pound) /
C2   $ \
C3   (euro) - (pound) [94.0]eq.      [Baa2/BBB/BBB]   [6.09]    [DEC 2054]   3M $/(euro)/(pound) L + 50/l 50s
C4   (pound) /

*     A4 IS A "2A-7" ELIGIBLE REMARKETABLE SECURITY
** CURRENCY FLEXIBILITY $/EUR/GBP FOR CLASSES B, M AND C SERIES 2, 3 AND 4 - SIZES ACROSS CURRENCIES WILL BE SUBJECT TO INVESTOR DEMAND
** A1, A2, B1, M1, A3, A5, A6, A7 - SCHEDULED AM/STEP UP & CALL; A4 - SCHEDULE AM/CALL; ALL OTHER CLASSES ARE PASS-THROUGH/STEP-UP AND CALL

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling +1 212 713 2252 or by emailing Joseph Ruttle at joseph.ruttle@ubs.com (for US$-denominated notes) or by calling +44 20 756 82902 or emailing Andrew Dennis at andrew.dennis@ubs.com (for non-US$-denominated notes).